EXHIBIT 10.1

September 2, 2003

TDK Mediactive, Inc.

4373 Park Terrace Drive,

Westlake Village, California 91361

Attention: Vincent Bitetti, President

Dear Mr. Bitetti:

This letter constitutes a legally binding agreement (the “Agreement”) by and between Take-Two Interactive Software, Inc. (“T2”) and TDK Mediactive, Inc. (“TDK”) pursuant to which TDK hereby grants to T2 the sole and exclusive right to distribute in North America the interactive software games (each a “Game” and collectively, the “Games”) identified on Exhibit A attached hereto on the platforms (each a “Platform” and collectively, the “Platforms”) identified on such schedule (the “Product Schedule”). With respect to each Game, the term of this Agreement shall be for nine (9) months from the date of the commercial release of such Game on the last Platform. It is anticipated that the Games shall be shipped on the dates specified in the Product Schedule.

In consideration of the exclusive rights granted above, T2 shall pay to TDK a unit price equal to the price for each Platform set forth on the Product Schedule and commits to an initial minimum purchase order for each Game (the “Initial Order”) in connection with each Platform as set forth on the Product Schedule.

Payment terms for the Initial Order of all Game units on each Platform shall be:

(x) (1) with respect to the Initial Order of the “Haunted Mansion” Game, 50% of the total dollar value of the Initial Order for such Game shall be payable by Friday, September 5, 2003 and (2) with respect to the Initial Order of each Game on the Product Schedule other than the Haunted Mansion, 50% of the total dollar value of each such Initial Order shall be payable on the date on which TDK is required to pay a majority of the Manufacturing Costs (as defined below) for such Game units subject to such order (such payment the “First Installment”);

(y) 25% of the total dollar value of the Initial Order for each Game shall be payable upon TDK’s delivery to T2 of all Game units pursuant to the Initial Order (or, if less than all Game units are delivered at any one time, a pro rata portion based on the dollar value of Game units delivered); and

(z) 25% of the total dollar value of the Initial Order shall be payable within 30 days after TDK’s delivery to T2 of all Game units pursuant to the Initial Order (or, if less than all Game units are delivered at any one time, a pro rata portion based on the dollar value of Game units delivered).

The payment terms for all future purchase orders (other than the Initial Order) for each Game shall be 50% of the unit price on the invoice date and 50% of the unit price Net 30 receipt of goods.

In the event T2 does not pay the First Installment with respect to the Initial Order of the Haunted Mansion Game and the other Games set forth on the Product Schedule identified as to be paid by Friday September 5, 2003, this Agreement shall terminate and become null and void and neither party shall have any obligation hereunder to the other party. The First Installment with respect to each Game on each Platform shall be used by TDK to pay for all costs (including royalties to hardware manufacturers) incurred in connection with the manufacturing of the finished product Game units for the related order and all additional third party costs incurred by TDK in connection with the printing of manuals and packaging for the Microsoft Xbox and the Nintendo GameCube versions of such Game units, as applicable. Notwithstanding anything to the contrary contained herein, T2 shall not be required to pay any monies (or to include such payments in the First Installment) for a Game on a Platform that has not been approved for manufacture by the platform manufacturers until such time as such approval has been obtained. The Product Schedule identifies all Games that as of the date hereof have been approved for manufacture by platform manufacturers. Within four (4) business days after the payment of the First Installment with respect to an Initial Order of a Game, TDK shall present to T2 copies of the corresponding purchase orders (which shall provide that for PS2 and PSX platforms, the manufacturers shall ship all Game units directly to the Cincinnati, Ohio warehouse of Jack of All Games, Inc. and with respect to the other platforms, such platforms shall be shipped as mutually agreed by T2 and TDK) together with a certification from TDK’s Chief Financial Officer that TDK has ordered for manufacture the quantities set forth in the order for such Game. In the event no such evidence is presented, TDK shall immediately return and refund all amounts paid to it by T2 hereunder in connection with such Game (and, if such amounts are not so returned, T2 shall be entitled to offset such amounts against future payments due and payable by T2 to TDK pursuant to this Agreement).

* With respect to all subsequent orders of Game units that are in excess of the Initial Order and that are made on or after December 31, 2003, the returns and protection terms and conditions shall be negotiated by the parties hereto in good faith and in accordance with TDK’s past practices, and shall thereafter be set forth in writing. TDK shall make Game units available to T2 or its assignee pursuant to shipment terms set forth in the applicable purchase order submitted by T2, and T2 shall determine the price per unit charged to customers for all purchase orders.

TDK and its designated sales representatives shall exclusively solicit customer purchase orders in T2’s name for units of the Haunted Mansion on terms set forth on T2’s form purchase order and TDK and its designated sales representatives (as applicable in connection with the different Games) shall be the lead representatives soliciting customer purchase orders in T2’s name on terms set forth on T2’s form purchase order. Notwithstanding the foregoing, (x) TDK and T2 shall cooperate in good faith to maximize the revenue and sales potential of each of the Games (i.e., permitting T2’s sales force to solicit customer purchases, subject to TDK’s consent (not to be unreasonably withheld)) and (y) TDK shall not sell Game units to any other person in North America. TDK hereby assigns all purchase orders that have been received by TDK prior to the date hereof to T2. TDK and its designated sales representatives shall deliver copies of all purchase orders to T2, which prior to execution and commitment shall be subject to T2’s consent, not to be unreasonably withheld.

TDK shall place orders with appropriate hardware manufacturers upon receipt of any order from T2 within a commercially reasonable amount of time in order to allow fulfillment of such orders. TDK shall be responsible for and shall pay all marketing development fund costs incurred by TDK in connection with the marketing and sales of the Games (“MDF”). All such MDF expenditures by TDK shall be subject to T2’s approval in writing and such MDF expenditures shall be deducted and offset against amounts payable by T2 to TDK in connection with this Agreement. Notwithstanding the foregoing, T2 shall cover up to an amount equal to * incurred by TDK in connection with the marketing and sales of the Haunted Mansion Game (such amount shall not be deducted or offset against payments by T2 to TDK under this Agreement) and no other MDF amounts or expenses shall be the obligation of T2, unless otherwise agreed to in writing.

Any and all other marketing and advertising expenses shall be covered and paid by TDK and shall not be the obligation of T2. The parties hereto agree that all of the material terms between the parties

*	Confidential Treatment of the information deleted has been requested by TDK Mediactive.

hereto in connection with the subject matter hereof are set forth in this Agreement. In the event the parties hereto determine that a definitive agreement is necessary to memorialize this distribution transaction, the parties agree to negotiate in good faith to execute a definitive agreement reflecting the principal terms agreed to herein.

TDK represents, warrants and covenants (from the date hereof throughout the term) that (x) the Games are original to TDK and are exclusively licensed or owned by TDK and are free from all liens and encumbrances, that the Games do not and will not violate or infringe on the rights of any third party, and that the execution of this letter agreement by TDK and the distribution by T2 of the Games pursuant to this letter agreement do not conflict with or result in a breach under any of the terms, conditions or provisions of any agreement to which TDK is a party and (y) TDK shall not enter into, amend, modify or terminate any agreement, contract or commitment (whether or not in the ordinary course of business) in connection with the Games, without the prior written consent of T2 (which consent shall not be unreasonably withheld). TDK agrees to indemnify and hold T2 harmless against any liability, damages and costs whatsoever (including reasonable attorney’s fees) arising out of a breach by TDK of the foregoing set forth in this paragraph.

This Agreement is intended to be subject to Section 365(n) of the federal bankruptcy laws and TDK agrees that in the event it is subject to a voluntary or involuntary bankruptcy proceeding, it will not attempt to reject, rescind or terminate this Agreement or any third-party license relating to the Games.

TDK shall (i) seek confidential treatment of the pricing, quantities, payments terms and other financial information in this Agreement with the Securities Exchange Commission and (ii) use its best efforts to obtain such confidential treatment to the maximum extent permitted by applicable law.

This agreement shall be governed by the laws of the State of New York, and the parties agree that all disputes related to the subject matter of this agreement shall be heard by a court of competent jurisdiction located in the State and County of New York and that the prevailing party in such dispute shall be entitled to recover its reasonable attorneys’ fees and costs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TDK MEDIACTIVE, INC.		TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ VINCENT J. BITETTI	By:	/s/ JEFFREY C. LAPIN
Name:	Vincent J. Bitetti	Name:	Jeffrey C. Lapin
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[SIGNATURE PAGE TO DISTRIBUTION AGREEMENT]

PRODUCT SCHEDULE

Distribution Agreement dated September 2, 2003

Confidential Treatment of the information contained in this schedule has been requested by TDK Mediactive, Inc.